Exhibit 99.1

Supplement to the Offer Document in respect
of CareDx’ offer to the shareholders of Allenex

Important information This supplement (the “Supplement”) has been prepared in accordance with the Swedish Financial Instruments Trading Act (SFS 1991:980) (The “Trading Act”), the Swedish Act on Public Takeovers on the Stock Market (SFS 2006:451) (the “Takeover Act”) and Nasdaq Stockholm’s Rules Regarding Takeover Offers (the “Takeover Rules”). This Supplement has been prepared in Swedish and English. In the event of any discrepancy in content between the language versions, the Swedish version shall prevail. Definitions used in the Offer Document are also applicable for this Supplement. The Swedish version of the Supplement has been approved and registered by the Swedish Financial Supervisory Authority (Sw: Finansinspektionen) (the “SFSA”) pursuant to the provisions of Chapter 2 of the Takeover Act and Chapter 2 a of the Trading Act. Approval and registration by the SFSA do not imply that the SFSA guarantees that the information provided in this Supplement is correct or complete. The Offer Document, the Offer and the Supplement are governed by Swedish law. The Takeover Rules and the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules apply to the Offer. In accordance with the Takeover Act, CareDx has undertaken towards Nasdaq Stockholm to comply with the rules established by Nasdaq Stockholm for such offers and submit to the sanctions that Nasdaq Stockholm may decide upon in the event of violations of these rules. CareDx has informed the SFSA about the commitment to Nasdaq Stockholm on December 15, 2015. Any dispute relating to, or arising in connection with the Offer, the Offer Document or the Supplement, shall be settled exclusively by Swedish Courts with the Stockholm District Court as the court of first instance. The information in the Supplement is only provided in contemplation of the Offer and may not be used for any other purpose. There is no guarantee that the information provided in this Supplement is current as of any date other than the date of the publication of this Supplement or that there has not been any material change in CareDx’ or Allenex’ business since that date. If the information in this Supplement becomes subject to any material change, such material change will be made public in accordance with the provisions of the Trading Act, which governs the publication of supplements to the Offer Document. Forward-looking statements The Supplement contains certain forward-looking statements. Forward-looking statements generally relate to future events, status and circumstances or future financial or operating performance, development, commercial activities, growth and other projections as well as benefits of the Offer. These statements may generally, but not always, be identified by the use of forward-looking terminology such as “believes”, “continue”, “intends”, “target”, “projects”, “contemplates”, “plans”, ”seeks”, “estimates”, “could”, “should”, “feels”, “will”, “would”, “may”, “can”, “potential” and similar expressions or the negative of these terms. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. There can be no assurance that actual results will not differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, many of which are outside the control of CareDx. Important factors that could cause CareDx’ actual results to differ include, but are not limited to: the closing conditions are not satisfied, and that the transaction may not close; the risk that Allenex’ and CareDx’ businesses will not be integrated successfully; the risk that synergies will not be realised or realised to the extent anticipated; the risk that the Combined Company will not realise on its financing or operating strategies; the products launched by the Combined Company are not successfully commercialized or commercialization efforts are slower than anticipated; the benefits of complementary product portfolios are not be realized; litigation in respect of either company or the transaction could arise; the risk that disruption caused by the combination of CareDx and Allenex if the Offer is completed would make it difficult to maintain certain strategic relationships; and the interest in current product offerings is not sustained and the Combined Company is unable to maintain current revenue levels. These risks and uncertainties also include those risks and uncertainties that are described in the section “Risk factors” in the Offer Document. Any or all of the forward-looking statements in this Supplement may turn out to be inaccurate and may be affected by inaccurate assumptions or by known or unknown risks and uncertainties. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Supplement may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements. CareDx assumes no obligation to update any such forward-looking statements, except as specifically required by law. CareDx cautions readers not to place considerable reliance on the forward-looking statements contained in this Supplement. Important information for shareholders outside Sweden and for banks and other institutions holding nominee-registered shares for persons with residence outside Sweden The Offer under the Offer Document is not being made to persons whose participation requires that any additional offer document or prospectus be prepared, or that any additional registration be effected or that any other measure be taken in addition to those required under Swedish and U.S. law and regulations. The Offer Document, the acceptance forms, the Supplement and other documentation regarding the Offer will not be distributed and must not be sent, made available or otherwise distributed, directly or indirectly, in or into jurisdictions in such a way that would require any such additional measures to be taken or would contravene laws and regulations in such jurisdictions, including Australia, Hong Kong, Japan, Canada, New Zealand and South Africa and does not constitute, or form part of, any offer to acquire, subscribe, sell or exchange or any solicitation of an offer to acquire, subscribe, sell or exchange any securities to any person in such jurisdictions, and there shall be no sale, issue or transfer of the securities referred to in the Offer Document in any jurisdiction in contravention of applicable laws or where such action would require any additional documents, filings or measures other than those pursuant to Swedish and U.S. law and regulations (“Restricted Jurisdictions”). The Offer is not being made, directly or indirectly, in or into any Restricted Jurisdiction, or by use of mail or any other national or international means or instrumentality (including, without limitation, telephone, facsimile transmission, electronic mail and the Internet) or by a device owned by a stock exchange or any other market place in any Restricted Jurisdiction and the Offer cannot be accepted by such means or instrumentality or by such device or from any Restricted Jurisdiction. Banks, brokers and other institutions holding nominee-registered shares on behalf of person in any Restricted Jurisdiction may not forward the Offer Document or any documentation related to the Offer, or otherwise make the Offer available, to such person. Any attempt to accept the Offer in violation of the abovementioned restrictions may be disregarded. The issuance of shares in connection with the Offer have not been registered under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) or the securities laws of any state of the United States, and will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. The Company will furnish to the U.S. Securities and Exchange Commission (the “SEC”) a Form CB in respect of the offer and sale of such shares. In connection with the Offer, CareDx has furnished a prospectus on Form CB pursuant to Rule 802 of the Securities Act with the SEC. Shareholders of Allenex should read this Offer Document carefully, as well as other documents filed with the SEC and the SFSA, because they will contain important information about the transaction. Shareholders of Allenex may obtain free copies of these documents and materials, any amendments of supplements thereto and other documents containing important information about CareDx and the transaction, if such documents and materials are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents and materials filed with the SEC by CareDx will also be available free of charge from CareDx’ website www.CareDx.com under the heading “Investor Relations”.

Contents Supplement to the Offer Document2
Supplement to ”Summary”3
Supplement to “Information about CareDx”7
Addresses17
Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex | 1

2 | Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex Supplement to the Offer Document This document (the “Supplement”) constitutes a supplement to the offer document prepared by CareDx, Inc. (“CareDx”) in connection with CareDx’ public offer to the shareholders of Allenex AB (publ) (the “Offer” and “Allenex”), which was approved and registered by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen, the “SFSA”) on March 7, 2016 (SFSA reg. No. 16-1230) (the “Offer Document”). The Supplement has been prepared pursuant to Chapter 2 a, section 11 (citing Chapter 2, section 34) of the Swedish Financial Instruments Trading Act (SFS 1991:980) by reason of the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) statement (AMN 2016:06) regarding interpretation of Nasdaq Stockholm’s rules regarding takeover offers which was published on March 9, 2016, CareDx’ announcement of its 2015 year-end financial results, on March 24, 2016, CareDx having made public that its CFO, Ken Ludlum, will be replaced by Charles Constanti as of early April 2016, on March 24, 2016, and CareDx having made public its annual report for 2015 on the form 10-K, on March 29, 2016. The Supplement was approved and registered by the SFSA on March 30, 2016 (SFSA reg. No. 16-4148), and published by CareDx on the same date. The Supplement forms part of, and must be read together with, the Offer Document. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Offer Document. The Offer Document and this Supplement are available on CareDx’ website (www.caredx.com), ABG Sundal Collier’s webpage under the section for ongoing transactions (www.abgsc.com), SEB’s webpage for prospectuses and offer documents (www.sebgroup.com/prospectuses) and the SFSA’s website (www.fi.se). Shareholders in Allenex who prior to the publication of this Supplement have accepted the Offer have the right to withdraw their acceptances. To be valid, such withdrawal must have been received by SEB Issue Department (SEB Issue Department, R B6, SE-106 40 Stockholm) before the end of April 5, 2016 (five working days from the publication of this Supplement). If conditions to the Offer, which CareDx have reserved the right to waive, remain during an extension of the Offer, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offer. Shareholders in Allenex whose shares are nominee registered wishing to withdraw acceptance shall do so in accordance with instructions from the nominee. For detailed terms about the Offer, please refer to the Offer Document, which is available on the above-mentioned websites.

Supplement to ”Summary”
The information pertaining to Element B.7 on pages 4–9 and Element B.10 on page 13 in the section entitled “Summary” in the Offer Document is supplemented with the information below.
B.7 Selected historical The information below is a summary of CareDx’ financial results and positions for the fiscal years financial information 2014-2015. The financial statements are prepared in accordance with U.S. GAAP and are taken from CareDx annual report on Form 10-K which was made public on March 29, 2016. The infor- mation should be read in conjunction with the section “Capitalization, indebtedness and other financial information” and CareDx’ financial statements for the fiscal year 2015 which is incorpo- rated by reference into this Supplement and the Offer Document. Statements of operations Years ended December 31 (USD, in thousands, except share data) 2015 2014 Revenue: Testing revenue 27,881 25,842 Collaboration and license revenue 263 1,464 Total revenue 28,144 27,306 Operating expenses: Cost of testing 10,273 8,541 Research and development 9,333 3,846 Sales and marketing 8,349 6,472 General and administrative 12,247 8,436 Change in estimated fair value of contingent consideration (126) (1,239) Total operating expenses 40,076 26,056 Income (loss) from operations (11,932) 1,250 Interest expense, net (1,587) (2,116) Other income (expense), net (188) 147 Loss before income taxes (13,707) (719) Income tax benefit – 1,500 Net (loss) income (13,707) 781 Net (loss) income per share: Basic (1.16) 0.13 Diluted (1.16) 0.10 Shares used to compute net (loss) income per share: Basic 11,860,885 5,815,928 Diluted 11,860,885 9,283,001
Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex    |    3

Supplement to ”Summary”
B.7 Selected historical Balance sheets financial information December 31 (cont) (USD, in thousands) 2015 2014 ASSETS Current assets: Cash and cash equivalents 29,888 36,431 Accounts receivable 2,367 2,687 Inventory 766 686 Prepaid and other assets 1,341 542 Total current assets 34,362 40,346 Property and equipment, net 2,425 1,968 Intangible assets, net 6,650 6,650 Goodwill 12,005 12,005 Restricted cash 147 147 Other non-current assets 49 25 Total assets 55,638 61,141 LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) Current liabilities: Accounts payable 1,644 1,128 Accrued payroll liabilities 2,366 1,684 Accrued and other liabilities 2,892 1,616 Accrued royalties 242 241 Deferred revenue 142 505 Current portion of long-term debt 2,866 5,961 Total current liabilities 10,152 11,135 Deferred rent, net of current portion 1,426 1,684 Deferred revenue, net of current portion 703 471 Long-term debt, net of current portion 12,887 5,451 Contingent consideration 948 1,074 Other Liabilities 28 28 Accrued royalties – –Convertible preferred stock warrant liability – – Total liabilities 26,144 19,843 Convertible preferred shares – – Stockholders’ equity (deficit): Common stock 12 12 Additional paid-in capital 202,564 200,661 Accumulated deficit (173,082) (159,375) Total stockholders’ equity (deficit) 29,494 41,298 Total stockholders’ liabilities, equity convertible (deficit) preferred shares and 55,638 61,141
4    |    Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex

Supplement to ”Summary”
B.7 Selected historical Statements of cash flow financial information Years ended December 31 (cont) (USD, in thousands) 2015 2014 Operating activities: Net income (loss) (13,707) 781 Adjustments operating activities: to reconcile net income (loss) to net cash used in Depreciation and amortization 796 512 Gain on disposal of property and equipment (2) – Stock-based compensation 1,341 535 Amortization of deferred revenue (130) (727) Amortization of debt discount and non cash interest expense 248 799 Revaluation of contingent consideration to estimated fair value (126) – Revaluation of warrants and derivatives to estimated fair value – (1,464) Non combinations -cash income and tax gain benefit on remeasurement in connection with of embedded business derivative – (1,500) Changes in operating assets and liabilities: Accounts receivable 319 (417) Inventory (80) (168) Prepaid and other assets (823) (310) Accounts payable 489 510 Accrued payroll liabilities 682 298 Accrued royalties 1 (2,563) Deferred revenue – – Accrued and other liabilities 1,240 364 Net cash used in operating activities (9,752) (3,350) Investing activities: Purchase of investments – –Sales of investments – – Maturities of investments – –Purchase of property and equipment (1,199) (733) Payment for acquisitions, net of cash acquired – (600) Net cash (used in) provided by investing activities (1,199) (1,333) Financing activities: Proceeds from initial public offering, net of underwriters discount – 39,246 Payment of initial public offering costs – (3,733) Proceeds from subordinated convertible debt, net of issuance costs – 4,982 net Proceeds of issuance from issuance costs of convertible preferred stock, – –Proceeds from debt, net of issuance costs 15,625 – Proceeds from exercise of stock options 46 19 Proceeds purchase plan from issuances of common stock under employee stock 203 –Principal payments on debt and capital leases (11,466) (4,528) Net cash provided by (used in) financing activities 4,408 35,986 Net increase (decrease) in cash and cash equivalents (6,543) 31,303 Cash and cash equivalents at beginning of period 36,431 5,128 Cash and cash equivalents at end of period 29,888 36,431 Supplemental disclosures of cash flow information Cash paid for interest – 1,207 Supplemental disclosures of noncash investing and financing activities Property and equipment purchased under capital leases 25 193 Common stock issued for acquisition – 14,242 Conversion public offering of convertible preferred stock to common stock upon initial – 149,444 Conversion warrants upon of convertible initial public preferred offering stock warrants to common stock – 539 Conversion initial public of offering subordinated convertible note to common stock upon – 5,108 Common stock issued for services 223 34
Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex    |    5

Supplement to "Summary"

B.7 — *Selected historical financial information (cont)*

Unaudited key figures for the periods covered by CareDx' historical financial statements[1)]

	Years ended December 31	
	2015	**2014**
Gross margin, %	63.2%	66.9%
Operating margin, %	Neg.	4,6%
Net margin, %	Neg.	2,9%
Equity/assets ratio, %	53.0%	67.5%
Debt/equity ratio, %	53.4%	27.6%
Dividend per share (basic), USD	–	–
Dividend per share (diluted), USD	–	–
Average number of shares during the period (basic)	11,860,885	5,815,928
Average number of shares during the period (diluted)	11,860,885	9,283,001
Number of employees by the end of the period	95	68

1) Key figures presented below are not obtained from CareDx' financial reports and are thus unaudited.

The section "Operational and financial review" on pages 77–80 of the Offer Document are supplemented with the information below.

AlloMap test results delivered increased by approximately 1,100 or 9 percent in 2015 compared to 2014. Testing revenue increased by USD 2.0 million or 8 percent in 2015 compared to 2014 primarily due to increased test volume of approximately USD 1.5 million.

Collaboration and license revenue decreased by approximately USD 1.2 million, or 82 percent in 2015 compared to 2014 primarily due to the termination payments of CareDx' Collaboration and License Agreement in September 2014 with Laboratory Corporation of America Holdings.

Research and development expenses increased USD 5.5 million or 143 percent in 2015 compared to 2014 primarily due to higher headcount related expenses of USD 2.2 million and increased expenditure of USD 1.9 million to support the launch of cfDNA clinical trials.

General and administrative expenses increased approximately USD 3.8 million, or 45 percent in 2015 compared to 2014 due to a USD 1.6 million increase in headcount related expenses driven primarily by the hiring of accounting personnel to operate and comply with the regulations for a publicly traded company and the in-sourcing of CareDx' billing function, transaction related fees and expenses of USD 1.3 million associated with the acquisition of Allenex AB, and an increase in professional fees of USD 0.8 million primarily associated with the filing of a registration statement on Form S-3 with the Securities and Exchange Commission. Upon completion of our proposed acquisition of Allenex, CareDx also expects its general and administrative expenses will increase as it operates as global public company.

"Significant changes since September 30, 2015" on page 83 of the Offer Document is supplemented with the information below.

On March 8, 2016 CareDx received a positive coverage decision for AlloMap TRICARE, a part of the military health system. This makes it possible for the 9 million U.S. military members and their families, covered by TRICARE, to receive reimbursement for completed CareDx AlloMap tests.

On March 9, 2016, the Swedish Securities Council issued a statement (AMN 2016:06) based on a petition from Nasdaq Stockholm AB (the "Exchange"). The petition dealt with the interpretation of Nasdaq Stockholm's Takeover Rules.

On March 24, 2016, CareDx announced that Charles Constanti will become its new chief financial officer, replacing Ken Ludlum, who will be leaving CareDx to pursue other opportunities. Mr. Constanti will assume the role in early April 2016 and Mr. Ludlum will remain with CareDx through June 2016 to ensure a smooth transition.

B.10 — *Qualification of assurance report*

In the auditors' report covering the annual report published by CareDx on March 29, 2016, CareDx' auditor remarks on the fact that CareDx' recurring losses from operations and its need for additional capital raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

6 | Supplement to the Offer Document in respect of CareDx' offer to the shareholders of Allenex

Supplement to “Information about CareDx”
Selected historical financial information
The information below is a summary of CareDx’ financial results and positions for the fiscal years 2014–2015. The financial statements are prepared in accordance with U.S. GAAP and are taken from CareDx annual report on Form 10-K which was made public on March 29, 2016. The information should be read in conjunction with the section “Capitalization, indebtedness and other financial information” and CareDx’ financial statements for the fiscal year 2015 which is incorporated by reference into this Supplement and the Offer Document.
The tables on pages 75–78 of the Offer Document are supplemented with the information below.
Statements of operations Years ended December 31 (USD, in thousands, except share data) 2015 2014 Revenue: Testing revenue 27,881 25,842 Collaboration and license revenue 263 1,464 Total revenue 28,144 27,306 Operating expenses: Cost of testing 10,273 8,541 Research and development 9,333 3,846 Sales and marketing 8,349 6,472 General and administrative 12,247 8,436 Change in estimated fair value of contingent consideration (126) (1,239) Total operating expenses 40,076 26,056 Income (loss) from operations (11,932) 1,250 Interest expense, net (1,587) (2,116) Other income (expense), net (188) 147 Loss before income taxes (13,707) (719) Income tax benefit – 1,500 Net (loss) income (13,707) 781 Net (loss) income per share: Basic (1.16) 0.13 Diluted (1.16) 0.10 Shares used to compute net (loss) income per share: Basic 11,860,885 5,815,928 Diluted 11,860,885 9,283,001
Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex    |    7

Supplement to “Information about CareDx”
Balance sheets December 31 (USD, in thousands) 2015 2014 ASSETS Current assets: Cash and cash equivalents 29,888 36,431 Accounts receivable 2,367 2,687 Inventory 766 686 Prepaid and other assets 1,341 542 Total current assets 34,362 40,346 Property and equipment, net 2,425 1,968 Intangible assets, net 6,650 6,650 Goodwill 12,005 12,005 Restricted cash 147 147 Other non-current assets 49 25 Total assets 55,638 61,141 LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) Current liabilities: Accounts payable 1,644 1,128 Accrued payroll liabilities 2,366 1,684 Accrued and other liabilities 2,892 1,616 Accrued royalties 242 241 Deferred revenue 142 505 Current portion of long-term debt 2,866 5,961 Total current liabilities 10,152 11,135 Deferred rent, net of current portion 1,426 1,684 Deferred revenue, net of current portion 703 471 Long-term debt, net of current portion 12,887 5,451 Contingent consideration 948 1,074 Other Liabilities 28 28 Accrued royalties – –Convertible preferred stock warrant liability – – Total liabilities 26,144 19,843 Convertible preferred shares – – Stockholders’ equity (deficit): Common stock 12 12 Additional paid-in capital 202,564 200,661 Accumulated deficit (173,082) (159,375) Total stockholders’ equity (deficit) 29,494 41,298 Total liabilities, convertible preferred shares and stockholders’ equity (deficit) 55,638 61,141
8    |    Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex

Supplement to “Information about CareDx”
Statements of cash flow Years ended December 31 (USD, in thousands) 2015 2014 Operating activities: Net income (loss) (13,707) 781 Adjustments operating activities: to reconcile net income (loss) to net cash used in Depreciation and amortization 796 512 Gain on disposal of property and equipment (2) – Stock-based compensation 1,341 535 Amortization of deferred revenue (130) (727) Amortization of debt discount and non cash interest expense 248 799 Revaluation of contingent consideration to estimated fair value (126) – Revaluation of warrants and derivatives to estimated fair value – (1,464) Non embedded -cash income derivative tax benefit in connection with business combinations and gain on remeasurement of – (1,500) Changes in operating assets and liabilities: Accounts receivable 319 (417) Inventory (80) (168) Prepaid and other assets (823) (310) Accounts payable 489 510 Accrued payroll liabilities 682 298 Accrued royalties 1 (2,563) Deferred revenue – – Accrued and other liabilities 1,240 364 Net cash used in operating activities (9,752) (3,350) Investing activities: Purchase of investments – –Sales of investments – – Maturities of investments – –Purchase of property and equipment (1,199) (733) Payment for acquisitions, net of cash acquired – (600) Net cash (used in) provided by investing activities (1,199) (1,333) Financing activities: Proceeds from initial public offering, net of underwriters discount – 39,246 Payment of initial public offering costs – (3,733) Proceeds from subordinated convertible debt, net of issuance costs – 4,982 net Proceeds of issuance from issuance costs of convertible preferred stock, – –Proceeds from debt, net of issuance costs 15,625 – Proceeds from exercise of stock options 46 19 Proceeds from issuances of common stock under employee stock purchase plan 203 –Principal payments on debt and capital leases (11,466) (4,528) Net cash provided by (used in) financing activities 4,408 35,986 Net increase (decrease) in cash and cash equivalents (6,543) 31,303 Cash and cash equivalents at beginning of period 36,431 5,128 Cash and cash equivalents at end of period 29,888 36,431 Supplemental disclosures of cash flow information Cash paid for interest – 1,207 Supplemental disclosures of noncash investing and financing activities Property and equipment purchased under capital leases 25 193 Common stock issued for acquisition – 14,242 Conversion of convertible preferred stock to common stock upon initial public offering – 149,444 Conversion of convertible preferred stock warrants to common stock warrants upon initial public offering – 539 Conversion of subordinated convertible note to common stock upon initial public offering – 5,108 Common stock issued for services 223 34
Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex    |    9

Supplement to “Information about CareDx”
Unaudited key figures for the periods covered by CareDx’ historical financial statements1) Years ended December 31 2015 2014 Gross margin, % 63.2% 66.9% Operating margin, % Neg. 4,6% Net margin, % Neg. 2,9% Equity/assets ratio, % 53.0% 67.5% Debt/equity ratio, % 53.4% 27.6% Dividend per share (basic), USD – –Dividend per share (diluted), USD – –Average number of shares during the period (basic) 11,860,885 5,815,928 Average number of shares during the period (diluted) 11,860,885 9,283,001 Number of employees by the end of the period 95 68 1) Key figures presented below are not obtained from CareDx’ financial reports and are thus unaudited.
10    |    Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex

Supplement to “Information about CareDx”
Operational and financial review
The section “Operational and financial review” on pages 77–80 of the Offer Document are supplemented with the information below.
Comparison of the years ended December 31, 2015 and 2014
Testing revenue
AlloMap test results delivered increased by approximately 1,100 or 9 percent in 2015 compared to 2014. Testing revenue increased by USD 2.0 million or 8 percent in 2015 compared to 2014 primarily due to increased test volume of approximately USD 1.5 million, of which Medicare accounted for USD 0.7 million of the increase, and secondarily due to an increased number of payers for whom CareDx recognizes revenue on an accrual basis of approximately USD 0.8 million, partially offset by lower cash collections of approximately USD 0.4 million from payers from which CareDx recognizes revenue on a cash basis.
Collaboration and license revenue
Collaboration and license revenue decreased by approximately USD 1.2 million, or 82 percent in 2015 compared to 2014 primarily due to the termination payments of CareDx’ Collaboration and License Agreement in September 2014 with Laboratory Corporation of America Holdings.
Cost of testing
Cost of testing increased by approximately USD 1.7 million, or 20 percent in 2015 compared to 2014 primarily due to higher head-count related expenses of USD 0.7 million, laboratory material costs of USD 0.5 million to support testing volume growth, and higher royalties paid to Roche of USD 0.4 million.
Research and development
Research and development expenses increased USD 5.5 million or 143 percent in 2015 compared to 2014 primarily due to higher headcount related expenses of USD 2.2 million and increased expenditure of USD 1.9 million to support the launch of cfDNA clinical trials. In addition, there was an increase in depreciation and facilities-related expenses of USD 0.9 million and consulting of USD 0.2 million.
Sales and marketing
Sales and marketing expenses increased by approximately USD 1.9 million, or 29 percent in 2015 compared to 2014. The increase primarily reflects higher headcount related expenses of USD 0.9 million, recruiting and consulting expenses of USD 0.4 million, higher travel and conference expenses of USD 0.4 million as CareDx ramped up its commercialization efforts, and an additional USD 0.2 million incurred in marketing programs such as physician forums, speaker programs and advertising.
General and administrative
General and administrative expenses increased approximately USD 3.8 million, or 45 percent in 2015 compared to 2014 due to a USD 1.6 million increase in headcount related expenses driven primarily by the hiring of accounting personnel to operate and comply with the regulations for a publicly traded company and the in-sourcing of CareDx’ billing function, transaction related fees and expenses of USD 1.3 million associated with the acquisition of Allenex AB, and an increase in professional fees of USD 0.8 million primarily associated with the filing of a registration statement on Form S-3 with the Securities and Exchange Commission. Upon completion of our proposed acquisition of Allenex, CareDx also expects its general and administrative expenses will increase as it operates as global public company.
Interest expense, net
Interest expense, net decreased by USD 0.5 million, or 25 percent in 2015 compared to 2014 primarily due to lower interest rate on the new term loan, the conversion of the USD 5.0 million Illumina subordinated convertible note into common stock in connection with CareDx’ IPO and the pay-off on its previous term loan with higher interest rate in January 2015.
Other (expense) income, net
Other expense, net was USD 0.2 million in 2015 compared to USD 0.1 million in other income, net in 2014. Other expense, net for 2015 primarily consisted of state franchise taxes. Other income, net of USD 0.1 million was primarily for the remeasurement of the convertible preferred stock warrants and the derivative associated with the Illumina subordinated convertible note.
Income tax benefit
In conjunction with the acquisition of ImmuMetrix, a tax benefit of USD 1.5 million was recognized in 2014. This benefit resulted from the expectation that amortization of the in-process technology acquired, when completed and placed in service, is not expected to be deductible for tax purposes, as the transaction was structured as a tax-free reorganization. Accordingly, a deferred tax liability was recorded at the acquisition date for the difference between the financial reporting and tax basis of the acquired in-process technology. While the in-process technology is considered an indefinite lived intangible asset, this asset is expected to be amortized or impaired prior to the expiration of net operating loss carryforwards available to CareDx.
Cash flows from operating activities
Net cash used in operating activities for the year ended December 31, 2015 was USD 9.8 million. Net loss of USD 13.7 million included USD 2.1 million of net non-cash expenses. These net noncash expenses included stock-based compensation expense of USD 1.3 million, depreciation and amortization expense of USD 0.8 million, and USD 0.2 million for the amortization of debt issuance costs associated with new debt, and a loss on extinguishment from a previous debt. These non-cash expenses were partially offset by a non-cash revaluation gain of
Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex    |    11

Supplement to “Information about CareDx”
USD 0.1 million on a contingent consideration liability related to CareDx’ acquisition of ImmuMetrix, Inc. in June 2014. This revaluation gain was driven by a decrease in CareDx’ stock price.
In addition to net non-cash expenses, our net operating assets decreased which generated USD 1.8 million in operating cash flow. The decrease in net operating assets was primarily driven by a decrease in accounts receivable of USD 0.3 million as CareDx’ reimbursement efforts improved in 2015, increases in accounts payable and accrued and other liabilities of USD 1.7 million as CareDx strengthened its cash management processes, an increase in accrued payroll liabilities of USD 0.7 million as a result of accrued employee bonuses, partially offset by increases in inventory, prepaid expenses and other assets of USD 0.9 million.
Cash flows from investing activities
For the year ended December 31, 2015, net cash used in investing activities was USD 1.2 million for purchases of property and equipment.
Cash flows from financing activities
Net cash provided by financing activities for the year ended December 31, 2015 of USD 4.4 million consisted primarily of USD 15.6 million in net proceeds received from a new term loan in January 2015, and proceeds of USD 0.2 million from the issuance of common stock as part of CareDx’ employee stock purchase plan and the exercise of stock options, partially offset by the payoff of a previous term loan and capital leases of USD 11.5 million.
12    |    Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex

Supplement to “Information about CareDx”
Capitalization, indebtedness and other financial information
Significant changes since September 30, 2015
“Significant changes since September 30, 2015” on page 83 of the Offer Document is supplemented with the information below.
On March 8, 2016, CareDx received a positive coverage decision for AlloMap TRICARE, a part of the military health system. This makes it possible for the 9 million U.S. military members and their families, covered by TRICARE, to receive reimbursement for completed CareDx AlloMap tests.
On March 9, 2016, the Swedish Securities Council issued a statement (AMN 2016:06) based on a petition from Nasdaq Stockholm AB (the Exchange”). The petition dealt with the interpretation of Nasdaq Stockholm’s Takeover Rules. The Exchange is requesting that the Swedish Securities Council opine on:
1. whether the conditions with regards to the considerations in the Offer even after the change can be considered to fulfill with the requirements of simplicity and clarity and otherwise comply with the Takeover Rules,
2. whether CareDx can be considered to have taken the necessary preparations in accordance with provision II. 1 of the
Takeover Rules,
3. whether the timing of the planned initial publication, as well as the timing of the postponed publication, of the Offer
Document can be considered to be in accordance with good stock exchange practice, and 4. whether the adjusted acceptance period is consistent with provision II. 7 of the Takeover Rules.
The Swedish Securities Council has opined on the questions in accordance with what is presented below.
In reference to question 1, the offer was announced in a press release on December 16, 2015. The consideration structure which, as regards to the two combined consideration alternatives, is complicated, was therein presented in an acceptable manner, according to the Council. After re-negotiations with the Majority Shareholders, CareDx announced in a press release on February 9, 2016 certain changes in the consideration structure.
The changes entailed, in short, that the share component of the Mixed Consideration Alternative was adjusted based on the agreed-upon changes of the terms for payment of the Deferred
Consideration Alternative which the Majority Shareholders had been offered and had agreed to accept. According to the Council, the revised offer cannot be considered less clear than the original offer. The Council does not consider CareDx to have violated good practices on the stock market in this regard.
In reference to question 2, CareDx argues in its statement to the Council (160228) that the company at all times had sufficient cash on its balance sheet to finance the offer. The loan commitment was increased, according CareDx, to USD 18 million “to increase working capital post-closing of the Allenex acquisition
“ and that this was done in light of the revised working capital calculations, which were not updated until early February 2016, following the completion of the company’s internal, unaudited fourth quarter operating results.
The Securities Council would first like to emphasize the requirement of financing that section II.1 sets forth. This provision is central to the takeover rules and of crucial importance for the confidence for the takeover process. The commentary to the provision provides that the provision entails that the bidder must ensure that it is able to provide payment for the shares in the target company during the entire offer period, including any extensions of the acceptance period that can reasonably be expected. According to the Council, this must, within reasonable limits, also apply if the bidder’s operating profit during the offer period develops negatively. In this case, CareDx has, as far as the Council understands, because of weak performance during the period immediately after the announcement, been forced to inter alia re-negotiate with the Majority Shareholders and, as a result, change the consideration structure, and increase the debt financing of the offer. The Securities Council therefore, on the basis of what has been presented and the case material, makes the overall assessment that CareDx has not complied with the requirements set forth in section II.1 as regards financing.
In reference to question 3, it is not clear to the Council that CareDx, for such purpose, has sought to influence the handling time. The significant delay seems rather to be caused by CareDx’ handling of the issues related to the financing as addressed under question 2 above.
It is from a good practices on the stock market point of view not acceptable to submit to the SFSA a draft offer document by the stipulated deadline (albeit that CareDx in its statement stated that it then considered it to be “substantially complete”), only to further negotiate with the stakeholders of the offer changes in the offer terms and the company’s financing during a subsequent two-week period. CareDx has stated that it only after the deadline realized that the company’s financial position had deteriorated to such an extent that re-negotiations with the company’s loan provider and the target company’s principal shareholders were necessary. According to the Council, this explanation gives the impression that the company did not have the necessary foresight in relation to the work on the offer document, as CareDx in any case at the time of the deadline should have realized that the outcome for the fourth quarter could reasonably be provided shortly thereafter and that this result could be of significance for the content of the offer document.
The company’s account on the subsequent developments thus shows that the company did not in its internal time plans adequately coordinate its own reporting work with the time plan for the offer. It is the Council’s impression that CareDx underestimated the complexity of a cross-border takeover offer with e.g. share consideration and thus the extent of the legal and financial advice which such offer typically requires.
In reference to question 4, the Council notes that the timetable announced by CareDx in the press release on February 9, 2016 contained an acceptance period that was not compatible with section II.7 of the takeover rules. In the offer document published on March 7, 2016, the error has been corrected.
Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex    |    13

Supplement to “Information about CareDx”
On March 24, 2016, CareDx announced that Charles Con-stanti will become its new chief financial officer, replacing Ken Ludlum, who will be leaving CareDx to pursue other opportunities. Mr. Constanti will assume the role in early April 2016 and Mr. Ludlum will remain with CareDx through June 2016 to ensure a smooth transition.
Auditor’s report covering CareDx’ 2015 annual report
In the auditors’ report covering the annual report published by CareDx on March 29, 2016, CareDx’ auditor remarks on the fact that CareDx’ recurring losses from operations and its need for additional capital raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
The above-mentioned auditor’s report is cited in its entirety below:
We have audited the accompanying balance sheets of CareDx, Inc. as of December 31, 2015 and 2014, and the related statements of operations, convertible preferred stock and stockholders’ (deficit) equity and cash flows for the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial state-
ments are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CareDx, Inc. at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and its need for additional capital raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
14    |    Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex

Supplement to “Information about CareDx”
Executive Officers of CareDx
Biographies of the Executive Officers of CareDx
“Biographies of the Executive Officers of CareDx” on page 89–90 of the Offer Document is supplemented with the information below.
Charles Constanti
Chief Financial Officer
Charles Constanti has nearly 30 years of finance, accounting, and management experience. He most recently served as Vice President and Chief Financial Officer of Procera Networks, Inc., a networking equipment and software company, from May 2009 to June 2015, when it was acquired by an entity affiliated with Francisco Partners, and Mr. Constanti continued to provide transition services until September 2015. From April 2005 to February 2007, Mr. Constanti served as Vice President and Chief Financial Officer of Netopia, Inc., a telecommunications equipment and software company which was acquired in Feb-ruary 2007 by Motorola, Inc., where he served as Senior Finance
Director until May 2009. Previously, Mr. Constanti held various senior finance positions at Quantum Corporation and Bank of America Corporation, and was an auditor with Pricewaterhouse-Coopers. Mr. Constanti is an inactive certified public accountant. Mr. Constanti received his B.S., Magna Cum Laude, in Accounting from Binghamton University.
Current other assignments: –Other assignments the past 5 years: –
Shareholdings in CareDx by the Directors and Executive Officers
“Shareholdings in CareDx by the Directors and Executive Officers” on page 92 of the Offer Document is supplemented with the information below.
Charles Constanti does not hold any shares or other securities in CareDx.
Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex    |    15

Supplement to “Information about CareDx”
Constitutional documents and legal comparison
Historical financial information
“Historical financial information” on page 106–107 of the Offer Document is supplemented with the information below.
Incorporation by reference
CareDx’ audited financial statements and the auditor’s report for the fiscal year 2015 is part of the Offer Document and should be read as part thereof. The financial statements can be found in CareDx’ Annual report on Form 10-K for the fiscal year 2015, where reference is as follows.
• page 81 (balance sheets), page 82 (statements of operations), page 83 (statements of convertible preferred stock and shareholders’ deficit/equity), page 84 (statement of cash flows), pages 85–113 (accounting principles and notes) and page 80 (auditors’ report).
16    |    Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex

Addresses
CareDx
CareDx, Inc.
3260 Bayshore Blvd Brisbane, CA 94005 USA
Telephone number: +1(415) 287-2300
Financial advisors
ABG Sundal Collier AB
PO Box 7269
Regeringsgatan 65 SE-103 89 Stockholm Sweden
Legal advisors
Baumgarten, Byström, Rooth & Partners Advokater AB
Blasieholmsgatan 5
SE-111 48 Stockholm Sweden
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road Palo Alto, CA 94304
USA
Auditor
Ernst & Young LLP
Suite 600
275 Shoreline Drive Redwood City, CA 94065
USA
Allenex
Allenex AB
Franzéngatan 5
Box 122 83
102 27 Stockholm Sweden
Telephone number: +46 8 508 939 00
Legal advisors
Advokatfirman Lindahl KB
PO Box 1203 Vaksalagatan 10 SE-751 42 Uppsala
Sweden
Auditor
Ernst & Young AB
Jakobsbergsgatan 24
SE-103 99 Stockholm Sweden
Supplement to the Offer Document in respect of CareDx’ offer to the shareholders of Allenex    |    17

Ineko Finanstryck 2016 – 254203